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                                                                   EXHIBIT 5.1


                              PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108


Telephone: (617) 573-0100                            Facsimile: (617) 227-4420


                                 June 13, 1996


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

        We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the offer and sale of an aggregate principal amount of up to $250,000,000 of the Company's Convertible Subordinated Notes due 2001 (the "Notes").

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes. We have examined such documents as we consider necessary to render this opinion.

        Based upon the foregoing, it is our opinion that the Notes have been duly authorized, and upon issuance and delivery against payment therefor, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy laws, and other similar laws affecting creditors rights generally and to general principles of equity.

        We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and the filing of this opinion as
Exhibit 5.1 to the Registration Statement.


                                          Very truly yours,



                                          /s/ Palmer & Dodge LLP
                                          -----------------------------
                                          Palmer & Dodge LLP